Exhibit 99.1

Rogers Corporation Reports Fourth Quarter 2018 and Full Year Results

Rogers Delivers Strong Q4 Earnings; Accelerates Capacity Investments

CHANDLER, Ariz.--(BUSINESS WIRE)--February 20, 2019--Rogers Corporation (NYSE:ROG) today announced financial results for the 2018 fourth quarter and full year.

Fourth quarter 2018
The Company reported 2018 fourth quarter net sales of $222.9 million compared to 2018 third quarter net sales of $226.9 million and 2017 fourth quarter net sales of $209.0 million. Net sales for the 2018 fourth quarter were above midpoint of the Company's previously announced guidance of $215 to $225 million. Currency exchange rates unfavorably impacted 2018 fourth quarter net sales by $2.1 million due to weakening in the Euro and Renminbi compared to 2018 third quarter net sales and $3.1 million compared to 2017 fourth quarter net sales.

Earnings for the 2018 fourth quarter were $1.31 per diluted share compared to $1.06 per diluted share in the third quarter of 2018 and $0.37 per diluted share in the fourth quarter of 2017. Earnings per diluted share were above the Company's guidance range of $0.84 to $0.99. On an adjusted basis, earnings were $1.67 per diluted share for the 2018 fourth quarter compared to adjusted earnings of $1.42 per diluted share in the third quarter of 2018 and $1.36 per diluted share in the fourth quarter of 2017. Adjusted earnings were above the Company's guidance of $1.20 to $1.35 per diluted share. Earnings for the 2018 fourth quarter were influenced by a significantly lower effective tax rate (see "Effective tax rate" section below).

Fourth quarter 2018 net income was $24.5 million compared to $19.7 million in the third quarter of 2018 and $7.0 million in the fourth quarter of 2017. Adjusted EBITDA was $44.0 million for the fourth quarter of 2018 compared to $47.5 million reported in the third quarter of 2018 and $38.1 million reported in the fourth quarter of 2017.

Gross margin was 35.2% in the fourth quarter of 2018 compared to 34.9% in the third quarter of 2018 and 36.1% in the fourth quarter of 2017. Operating margin was 12.0% in the fourth quarter of 2018 compared to 13.1% in the third quarter of 2018 and 8.9% in the fourth quarter of 2017. Adjusted operating margin was 16.0% in the fourth quarter of 2018 compared to 17.0% in the third quarter of 2018 and 13.0% in the fourth quarter of 2017.

Full year 2018
The company reported 2018 net sales of $879.1 million. Net sales for the full year 2017 were $821.0 million. Net sales during 2018 were favorably impacted by $15.5 million as a result of currency fluctuations, due to a stronger Euro and Renminbi.

Earnings for full year 2018 were $4.70 per diluted share, compared to $4.34 per diluted share for full year 2017. On an adjusted basis, earnings were $5.77 per diluted share for full year 2018, compared to $5.76 for full year 2017. Earnings for full year 2018 were influenced by a significantly lower effective tax rate (see "Effective tax rate" section below).

Full year 2018 net income was $87.7 million, compared to $80.5 million for full year 2017. Adjusted EBITDA was $173.6 million for full year 2018, versus $189.7 million for full year 2017.

Gross margin was 35.4% in 2018, compared to 38.8% in 2017. Operating margin was 12.8% for full year 2018, compared to 15.7% in the full year of 2017. Adjusted operating margin was 15.8% in the full year of 2018, compared to 18.3% in the full year of 2017.

“In 2018, we accelerated capacity investments as the outlook for key applications in Advanced Connectivity and Advanced Mobility strengthened significantly,” stated Bruce D. Hoechner, Rogers' President and CEO. "Margins were challenged by the operational initiatives underway as we prepare for the significant growth opportunities in 5G wireless infrastructure, EV/HEV and Advanced Driver Assistance Systems. While we saw some softness in Q4 2018 demand that will carry forward into Q1 2019, the investments we are making today across the enterprise will enable Rogers to capitalize on these opportunities that we see accelerating in 2019."

Business segment discussion

Advanced Connectivity Solutions (ACS)
Advanced Connectivity Solutions reported 2018 fourth quarter net sales of $72.5 million, a 0.9% increase compared to 2018 third quarter net sales of $71.9 million and a 4.0% decrease compared to 2017 fourth quarter net sales of $75.5 million. The sequential increase in 2018 fourth quarter net sales was largely driven by growth in high frequency circuit materials for 5G antenna and aerospace and defense applications, partially offset by lower demand for wireless 4G LTE power amplifiers. Fourth quarter 2018 net sales were unfavorably impacted by $0.8 million due to fluctuations in currency exchange rates compared to 2018 third quarter net sales and by $1.0 million compared to 2017 fourth quarter net sales.

Elastomeric Material Solutions (EMS)
Elastomeric Material Solutions reported 2018 fourth quarter net sales of $88.3 million, a 7.8% decrease compared to 2018 third quarter net sales of $95.8 million and a 16.2% increase compared to 2017 fourth quarter net sales of $76.0 million. The sequential decrease in 2018 fourth quarter net sales was due to lower seasonal demand in portable electronics as well as weaker demand in general industrial and automotive applications. Fluctuations in currency exchange rates unfavorably impacted net sales by $0.7 million in the 2018 fourth quarter compared to 2018 third quarter net sales and by $0.9 million compared to 2017 fourth quarter net sales.

Power Electronics Solutions (PES)
Power Electronics Solutions reported 2018 fourth quarter net sales of $56.8 million, a 2.8% increase compared to 2018 third quarter net sales of $55.2 million and a 9.2% increase compared to 2017 fourth quarter net sales of $52.0 million. The 2018 fourth quarter sequential increase was due to higher demand for rail applications, partially offset by lower demand for variable frequency motor drives. Fourth quarter 2018 net sales were unfavorably impacted by $0.6 million due to fluctuations in currency exchange rates compared to 2018 third quarter net sales and by $1.1 million compared to 2017 fourth quarter net sales.

Other
Other reported 2018 fourth quarter net sales of $5.4 million, up $1.4 million compared to the third quarter of 2018 sales of $4.0 million.

Balance sheet and other highlights

Cash position
Rogers ended the fourth quarter of 2018 with cash and cash equivalents of $167.7 million, a decrease of $13.5 million from $181.2 million at December 31, 2017. The primary drivers of the lower cash balance were acquisitions completed in the third quarter of 2018 for approximately $121.4 million and capital expenditures of $47.1 million, partially offset by increase in net borrowings of $96.3 million and net cash provided from operating activities of $66.8 million.

Effective tax rate
Rogers' effective tax rate was 3.6% for the fourth quarter of 2018, compared to 31.0% for the third quarter of 2018. The decrease was primarily due to the implementation of tax strategies late in the fourth quarter which significantly lowered our foreign taxes and facilitated the reversal of reserves associated with uncertain tax positions. Recently issued U.S. tax legislation benefited our 2018 fourth quarter tax rate.

Rogers' effective tax rate for 2018 was 20.7% compared to 39.5% in 2017. The 2018 rate decrease was primarily due to a lower U.S. statutory tax rate and the absence of the transition tax impact on the current year, as a result of U.S. Tax Reform, as well as the benefits impacting the fourth quarter discussed in the above paragraph.

Financial outlook
Rogers guides its 2019 first quarter net sales to a range of $220 to $230 million and gross margin to a range of 35% to 36%. Rogers guides its 2019 first quarter earnings to a range of $0.97 to $1.12 per diluted share. Adjusted earnings are guided to a range of $1.25 to $1.40 per diluted share. Rogers guides its 2019 effective tax rate to be approximately 27-28%.

For the full year 2019, Rogers expects capital expenditures to be in a range of $50 to $60 million.

About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect, and connect our world. With more than 180 years of materials science experience, Rogers delivers high-performance solutions that enable clean energy, internet connectivity, and safety and protection applications, as well as other technologies where reliability is critical. Rogers delivers Power Electronics Solutions for energy-efficient motor drives, e-Mobility and renewable energy; Elastomeric Material Solutions for sealing, vibration management and impact protection in mobile devices, transportation interiors, industrial equipment and performance apparel; and Advanced Connectivity Solutions for wireless infrastructure, automotive safety and radar systems. Headquartered in Arizona (USA), Rogers operates manufacturing facilities in the United States, China, Germany, Belgium, Hungary, and South Korea, with joint ventures and sales offices worldwide.

Safe Harbor Statement
This release contains forward-looking statements, which may concern our plans, objectives, outlook, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, future restructuring, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that could cause such results to differ include: failure to capitalize on, volatility within, or other adverse changes with respect to the Company's growth drivers, including advanced mobility and advanced connectivity, such as delays in adoption or implementation of new technologies; uncertain business, economic and political conditions in the United States and abroad, particularly in China, South Korea, Germany, Hungary and Belgium, where we maintain significant manufacturing, sales or administrative operations; the ongoing trade policy dispute between the United States and China, as well as adverse changes in trade policy, tariff regulation or other trade restrictions; fluctuations in foreign currency exchange rates; the results of our research and development efforts; adverse competitive developments; business development transactions and related integration considerations, including failure to realize, or delays in the realization of anticipated benefits of such transactions; the outcome of ongoing and future litigation, including our asbestos-related product liability litigation; inability to obtain raw materials, including commodities, from single or limited source suppliers in a timely and cost effective manner; and changes in laws and regulations applicable to our business. For additional information about the risks, uncertainties and other factors that may affect our business, please see our most recent annual report on Form 10-K and any subsequent reports filed with the Securities and Exchange Commission, including quarterly reports on Form 10-Q. Rogers Corporation assumes no responsibility to update any forward-looking statements contained herein except as required by law.

Conference call and additional information

A conference call to discuss 2018 fourth quarter results will take place today, Wednesday February 20, 2019 at 5 pm ET.

A live webcast and slide presentation will be available under the investors section of www.rogerscorp.com/ir.

To participate, please dial:

1-800-574-8929 Toll-free in the United States
1-973-935-8524 Internationally
There is no passcode for the live teleconference.

If you are unable to attend, a conference call playback will be available from February 20, 2019 at approximately 8 pm ET through March 6, 2019 at 11:59 pm ET, by dialing 1-855-859-2056 from the United States, and 1-404-537-3406 from outside of the US, each with passcode 3169706.

Additionally, the archived webcast will be available on the Rogers website at approximately 8 pm ET February 21, 2019.

Additional information
Please contact the Company directly via email or visit the Rogers website.

(Financial statements follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net sales	$222,942	$209,008	$879,091	$821,043
Cost of sales	144,567	133,517	568,308	502,468
Gross margin	78,375	75,491	310,783	318,575
Selling, general and administrative expenses	40,966	48,061	164,046	161,651
Research and development expenses	8,561	8,035	33,075	29,547
Restructuring and impairment charges	2,023	800	4,038	3,567
Other operating (income) expense, net	24	—	(3,087)	(5,329)
Operating income	26,801	18,595	112,711	129,139
Equity income in unconsolidated joint ventures	1,048	1,539	5,501	4,898
Other income (expense), net	(347)	1,649	(994)	5,019
Interest expense, net	(2,126)	(1,297)	(6,629)	(6,131)
Income before income tax expense	25,376	20,486	110,589	132,925

Income tax expense	924	13,487	22,938	52,466
Net income	$24,452	$6,999	$87,651	$80,459

Basic earnings per share	$1.33	$0.38	$4.77	$4.43

Diluted earnings per share	$1.31	$0.37	$4.70	$4.34

Shares used in computing:
Basic earnings per share	18,385	18,239	18,374	18,154
Diluted earnings per share	18,687	18,682	18,659	18,547

Please note for adoption of ASU 2017-07, Rogers has reclassified fourth quarter and year to date 2017 pension and OPEB income, in the amounts of $396 and $1,640 thousand, respectively, from Selling, general and administrative expense to Other income (expense), net, in the condensed consolidated statements of operations above.

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	December 31, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$167,738	$181,159
Accounts receivable, less allowance for doubtful accounts of $1,354 and $1,525	144,623	140,562
Contract assets	22,728	—
Inventories	132,637	112,557
Prepaid income taxes	3,093	3,087
Asbestos-related insurance receivables, current portion	4,138	5,682
Assets held for sale	—	896
Other current assets	10,829	10,580
Total current assets	485,786	454,523
Property, plant and equipment, net of accumulated depreciation of $317,414 and $289,909	242,759	179,611
Investments in unconsolidated joint ventures	18,667	18,324
Deferred income taxes	8,236	6,008
Goodwill	264,885	237,107
Other intangible assets, net of amortization	177,008	160,278
Asbestos-related insurance receivables, non-current portion	59,685	63,511
Other long-term assets	22,318	5,772
Total assets	$1,279,344	$1,125,134
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$40,321	$36,116
Accrued employee benefits and compensation	30,491	39,394
Accrued income taxes payable	7,032	6,408
Capital lease obligations, current portion	420	579
Asbestos-related liabilities, current portion	5,547	5,682
Other accrued liabilities	23,369	25,629
Total current liabilities	107,180	113,808
Borrowings under revolving credit facility	228,482	130,982
Capital lease obligations, non-current portion	4,629	5,873
Pension liability	270	8,720
Retiree health care and life insurance benefits	1,469	1,685
Asbestos-related liabilities, non-current portion	64,799	70,500
Non-current income tax	8,418	12,823
Deferred income taxes	10,806	10,706
Other long-term liabilities	4,967	3,464
Shareholders’ equity
Capital stock - $1 par value; 50,000 authorized shares; 18,395 and 18,255 shares issued and outstanding	18,395	18,255
Additional paid-in capital	132,360	128,933
Retained earnings	776,403	684,540
Accumulated other comprehensive loss	(78,834)	(65,155)
Total shareholders' equity	848,324	766,573
Total liabilities and shareholders' equity	$1,279,344	$1,125,134

Reconciliation of non-GAAP financial measures to the comparable GAAP measures

Non-GAAP financial measures:

This earnings release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”):

(1) Adjusted earnings per diluted share, which the Company defines as earnings per diluted share excluding acquisition-related amortization of intangible assets and discrete items, such as restructuring expenses, asbestos litigation-related charges, gain from antitrust litigation settlement, acquisition and related integration costs, tax expense related to United States tax reform, transition services related to the asset acquisition, purchase accounting inventory adjustments, and gains or losses on asset or business dispositions (collectively, “Discrete Items”);

(2) Adjusted EBITDA, which the Company defines as net income excluding interest expense, income tax expense, depreciation and amortization, and Discrete Items; and

(3) Adjusted operating margin, which the Company defines as operating margin excluding acquisition-related amortization of intangible assets and Discrete Items.

Management believes each of these measures is useful to investors because they allow for comparison to the Company’s performance in prior periods without the effect of items that, by their nature, tend to obscure the Company’s core operating results due to the potential variability across periods based on the timing, frequency and magnitude. As a result, management believes that adjusted earnings per diluted share, adjusted EBITDA and adjusted operating margin enhance the ability of investors to analyze trends in the Company’s business and evaluate the Company’s performance relative to peer companies. However, non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or solely as alternatives to, financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly named measures used by other companies. Reconciliations of the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP are set forth below.

**2017 financial measures below have been adjusted for the adoption of ASU 2017-07, and have been adjusted for the Company's reclassification of pension and OPEB income from selling, general and administrative expense to other income (expense), net.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share for the fourth quarter*:

	2018			2017
Earnings per diluted share	Q4	Q3	YTD	Q4	YTD
GAAP earnings per diluted share	$1.31	$1.06	$4.70	$0.37	$4.34

Restructuring, severance, impairment and other related costs	0.11	0.11	0.37	0.03	0.13
Acquisition and related integration costs	0.02	0.04	0.11	0.02	0.11
Tax expense primarily related to U.S. tax reform	—	—	—	0.69	0.69
Gain from antitrust litigation settlement	(0.06)	—	(0.21)	—	—
Loss (gain) on sale of long-lived assets	—	—	(0.02)	—	(0.19)
Purchase accounting inventory adjustment	—	0.02	0.01	—	0.05
Asbestos related charges	0.03	—	0.03	0.12	0.12
Transition services, net	0.08	0.03	0.11	—	—
Total discrete items	$0.18	$0.19	$0.40	$0.86	$0.91
Earnings per diluted share adjusted for discrete items	$1.49	$1.24	$5.10	$1.23	$5.25

Acquisition intangible amortization	0.18	0.18	0.67	0.13	0.51

Adjusted earnings per diluted share	$1.67	$1.42	$5.77	$1.36	$5.76

Reconciliation of GAAP net income to adjusted EBITDA for the fourth quarter*:

	2018			2017
(amounts in millions)	Q4	Q3	YTD	Q4	YTD
Net income	$24.5	$19.7	$87.7	$7.0	$80.5

Interest expense, net	2.1	2.0	6.6	1.3	6.1
Income tax expense	0.9	8.9	22.9	13.5	52.5
Depreciation	10.3	8.8	33.5	7.6	29.3
Amortization	4.4	4.4	16.5	3.8	14.8
Restructuring, severance, impairment and other related costs	2.7	2.7	9.0	0.8	3.6
Acquisition and related integration costs	0.4	0.9	2.6	0.7	3.2
Gain from antitrust litigation settlement	(1.3)	—	(4.9)
Asbestos-related charges	0.7	—	0.7	3.4	3.4
Loss (gain) on sale of long-lived assets	—	—	(0.4)	0.0	(5.3)
Purchase accounting inventory adjustment	—	0.3	0.3	—	1.6
Transition services lease income	(0.7)	(0.2)	(1.0)	—	—
Adjusted EBITDA	$44.0	$47.5	$173.6	$38.1	$189.7

*Values in table may not add due to rounding.

Reconciliation of GAAP operating margin to adjusted operating margin for the fourth quarter*:

	2018			2017
Operating margin	Q4	Q3	YTD	Q4	YTD
**GAAP operating margin	12.0%	13.1%	12.8%	8.9%	15.7%

Restructuring, severance, impairment and other related costs	1.2%	1.2%	1.0%	0.4%	0.4%
Acquisition and related integration costs	0.2%	0.4%	0.3%	0.3%	0.4%
Asbestos-related charges	0.3%	—%	0.1%	1.6%	0.4%
Gain from antitrust litigation settlement	(0.6)%	—%	(0.6)%	—%	—%
Loss (gain) on sale of long-lived assets	—%	—%	(0.1)%	—%	(0.6)%
Purchase accounting inventory adjustment	—%	0.1%	—%	—%	0.2%
Transition services, net	0.9%	0.3%	0.3%	—%	—%
Total discrete Items	2.0%	2.0%	1.0%	2.3%	0.8%
Operating margin adjusted for discrete items	14.0%	15.1%	13.8%	11.2%	16.5%

Acquisition intangible amortization	2.0%	1.9%	1.9%	1.8%	1.8%

Adjusted operating margin	16.0%	17.0%	15.8%	13.0%	18.3%

*Percentages in table may not add due to rounding.

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2018 fourth quarter:

Guidance Q4 2018
GAAP earnings per diluted share	$0.84 - $0.99

Discrete items	$0.18

Acquisition intangible amortization	$0.18

Adjusted earnings per diluted share	$1.20 - $1.35

Reconciliation of GAAP earnings per diluted share to adjusted earnings per diluted share guidance for the 2019 first quarter:

Guidance Q1 2019
GAAP earnings per diluted share	$0.97 - $1.12

Discrete items	$0.10

Acquisition intangible amortization	$0.18

Adjusted earnings per diluted share	$1.25 - $1.40

CONTACT:
Investor contact:
Mike Ludwig
480-917-6073
investor.relations@rogerscorp.com
http://www.rogerscorp.com